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                                                                    Exhibit 99.2

                                LETTER AGREEMENT

January 20, 2003

VIA FACSIMILE

Mr. Stuart P. Dawley, Secretary
AirNet Communications Corporation
3950 Dow Road
Melbourne, Florida 32934

Re:     Conversion of Series B Convertible Preferred Stock

Dear Mr. Dawley:

Pursuant to our letter to Mr. John Igoe dated January 20, 2003 and Section 6(a) of the Series B Convertible Preferred Stock Certificate of Designation of AirNet Communications Corporation (the "Company"), the undersigned, the holder of certificate A B001 for 318,471.33 shares of Series B Convertible Preferred Stock, $.01 par value ("Series B Preferred Stock"), of the Company, hereby irrevocably elects to convert all such Series B Preferred Stock in consideration of payment by the Company to Mellon Ventures, L.P. ("Mellon") of U.S. $500,000 and requests the issuance of 3,184,713 shares of the Company's common stock, $.001 par value ("Common Stock"), and payment of the fair market value of .3 share of Common Stock.

We hereby request that the certificate or certificates for such shares be issued, at the closing of a contemplated financing of the Company in the amount of at least U.S.$16,000,000.00, in the name of Mellon Ventures, L.P., whose address is c/o Mellon Ventures, Inc., One Mellon Center, Suite 5300 Pittsburgh, PA 15258, or such other person or persons in the amount or amounts as we shall designate in writing to the Company.

Certificate A B001 is enclosed for cancellation.

Very truly yours,

Mellon Ventures, L.P.
By: MVMA, L.P., its General Partner
By: MVMA, Inc., its General Partner

By: /s/ Paul D. Cohn
    --------------------------------
Name: Paul D. Cohn
Title: Partner

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January 20, 2003

VIA FACSIMILE

John G. Igoe, Esq.
Edwards & Angell, LLP
One North Clematis Street, Suite 400
West Palm Beach, Florida 33401

Re:     AirNet Communications Corporation

Dear Mr. Igoe:

With reference to our letter to Mr. Dawley, Secretary of AirNet Communications Corporation (the "Company"), dated January 20, 2003 providing notice of election to convert 318,471.33 shares of the Company's Series B Convertible Preferred Stock, $.01 par value, and the subsequent issuance of 3,184,713 shares of the Company's common stock, $.001 par value, (the "Conversion Letter") to Mellon Ventures, L.P. or its designee or designees ("Mellon"), we understand that you shall hold such Conversion Letter and certificate A B001 enclosed therewith (together with the Conversion Letter, the "Escrowed Documents") in escrow pursuant to the terms and conditions set forth in the attached Escrow Agreement and deliver the Escrowed Documents to the Company at the closing of a contemplated corporate financing of at least U.S.$16,000,000.00 by TECORE, Inc. and SCP Private Equity Partners II, L.P., or affiliates thereof (the "Proposed Transaction").

If the Proposed Transaction has not closed by 5:00 p.m. EST, Wednesday, April 30, 2003, you are hereby instructed to immediately return the Escrowed Documents to the undersigned.

Please signify your acceptance of, and agreement with, the foregoing by signing below.

Very truly yours,                              Accepted and Agreed:

Mellon Ventures, L.P.                          Edwards & Angell, LLP
By: MVMA, L.P., its General Partner
By: MVMA, Inc., its General Partner

By: /s/ Paul D. Cohn                           By: /s/ John G. Igoe
    -----------------------------                  -----------------------------
Name: Paul D. Cohn                             Name: John G. Igoe
Title: Partner                                 Title: Partner